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EXHIBIT 10.39

CONTRACT FOR SERVICES

    This contract for services ("Agreement") is executed as of February 22, 2001, by and between The RiceX Company, a Delaware corporation (the "Company") and Dr. Glenn H. Sullivan, an individual ("Contractor").

R E C I T A L S

    A.  The Company desires to retain the services of Contractor for the purpose of assisting in the development of direct sales relationships with international and domestic firms in the agribusiness sector.

    B.  Contractor is willing to provide such services to the Company on the terms set forth below.

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, the parties agree as follows:

    1.  Consulting Services.  Contractor is engaged to provide expertise, services and industry relationships that assist the Company in developing direct sales relationships in the agribusiness sector for stabilized rice brand products manufactured by the Company, including (a) at least one (1) finalized sales contract in the international sector in an amount exceeding US$1,500,000, and (b) at least one (1) new direct domestic relationship that establishes the basis for future sales. Both requirements shall be accomplished prior to July 1, 2001. Such services shall be in addition to fulfillment of Contractor's obligations to the Company as set forth in the Definitive Agreement for Issuance and Sale of Stock and Warrants dated September 29, 2000 (the "Definitive Agreement").

    2.  Term.  The services to be rendered by Contractor during this Agreement, and the term of this Agreement, shall commence on October 1, 2000 and continue until July 1, 2001. The term of this Agreement also may be extended on a month to month basis until such time that a mutually agreed upon permanent employment agreement is reached between the Company and Contractor as specified in paragraph 11 of the Definitive Agreement.

    3.  Time and Manner of Performance.  Contractor shall devote such time as is required to provide his services under this Agreement. Contractor shall be available for telephonic and personal consultation and assistance on a reasonable basis consistent with the needs of the Company and the necessary performance standards for the services described in this Agreement. All services provided hereunder shall be performed in accordance with good and standard professional practice.

    4.  Compensation.  In consideration of his services to be rendered hereunder, the Company agrees to pay Contractor US$15,000 per month plus 10% ("Incentive Premium") of the incremental net sales contract amount on any order generated by the efforts of Contractor that exceeds the Company's list price for such order. By way of example, in December 2000 the Contractor successfully negotiated a 2001 contract with Guatemala on behalf of the Company. This contract will generate a monthly net sales price of $4.14 per pound (gross sales $4.70 per pound, $.47 per pound PRODESA sales commission, and $.09 per pound six months advance payment premium), whereas such contract would show a net sales price of $4.00 per pound on the Company's price list. The monthly incentive premium on this order would be $616 per month. The Contractor would receive a payment of $15,616 per month over the term of this Guatemala order. Monthly incentive premium calculations will be based upon shipments made during the month and payable when collections are received. In addition, Contractor will be reimbursed for all out of pocket expenses necessarily incurred for travel, lodging and miscellaneous expenses during the term of this Agreement. Any such expenses in excess of $1,500 must be approved in advance in writing by the Company.

    5.  Proprietary Information.  Contractor acknowledges that the Company operates in a competitive environment, and that the Company possesses and will continue to develop and acquire proprietary information of substantial commercial value. The value of that proprietary information depends on it remaining confidential, and by reason of the Contractor's relationship with the Company, he will receive certain of that proprietary information in the course of performing this Agreement. Contractor therefore agrees to keep all such proprietary information confidential and to execute and deliver to the Company a Proprietary Information and Inventions Agreement in form reasonably acceptable to the Company. Contractor also agrees and acknowledges that the Company shall retain full ownership of all proprietary information, materials, contracts, sales, future sales and strategic relationships developed by Contractor for the Company during the term of this Agreement.

    6.  Representations and Warranties of Contractor.  Contractor represents and warrants to the Company that his entry into and performance of this Agreement will not conflict with any other agreement or document to which he is a party and that his services performed hereunder on behalf of the Company will not violate the rights of any other persons.

    7.  Miscellaneous.

    a.  Independent Contractor.  Contractor agrees that in performing this Agreement, he is acting as an independent contractor and not as an employee or agent of the Company. As an independent contractor, Contractor shall not be eligible for any benefits which Company may provide to its employees, including but not limited to insurance benefits or contributions to qualified retirement programs. All persons, if any, hired by Contractor to perform this Agreement shall be employees of Contractor and shall not be construed as employees or agents of the Company in any respect. Contractor shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with the Contractor's performance of this Agreement, including, without limitation, all withholding taxes, worker's compensation insurance, and similar costs.

    b.  Time is of the Essence.  Time is of the essence in the performance of the parties' respective obligations herein contained.

    c.  Further Assurance.  Each party agrees that upon the request of the other it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things, as reasonably may be required to carry out the obligations of such party hereunder and consummate the transactions contemplated hereby. The parties further agree not to circumvent each other in any manner relating to the services and proprietary information described in this Agreement.

    d.  Headings.  The headings of this Agreement are included for purposes of reference and convenience only and shall not limit or otherwise affect the construction or interpretation of any of the provisions of this Agreement.

    e.  Entire Agreement; Modification.  This Agreement, including all exhibits, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. No supplement, modification or amendment of this Agreement shall be effective unless executed in writing by the parties hereto.

    f.   Notice.  Whenever the service or the giving of any document or consent by or on behalf of any party hereto upon any other party is herein provided for, or becomes necessary or convenient under the provisions of this Agreement or any document related hereto, a valid and efficient service of such document shall be effected by delivering the same in writing to such party in person, by Federal Express or other reputable courier, by facsimile, or by sending the same by registered or certified mail, return receipt requested, and shall be deemed received upon personal delivery if delivered personally, by Federal Express or other reputable courier or by facsimile, or four (4) business days after deposit in the mail in the United States, postage prepaid, addressed to the person to receive such notice or communication at the following address:

Company:	The RiceX Company 1241 Hawk's Flight Court El Dorado Hills, CA 95762 Telephone: (916) 933-3000 Facsimile: (916) 933-3232
Contractor:	Dr. Glenn H. Sullivan 484 East Carmel Drive, #357 Carmel, Indiana 46032 Telephone: (317) 815-3711 Facsimile: (317) 815-3711

    Notice of change of address shall be given by written notice in the manner detailed in this paragraph 7.f.

    g.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

    h.  Law Governing.  This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of California.

    i.   Successors and Assigns.  Contractor may not assign any of his rights, duties or obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company's sole and absolute discretion. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

    j.   Severability.  In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

    k.  Gender and Number.  As used in this Agreement, the masculine, the feminine and the neuter gender, and the singular or plural number, shall be deemed to include the others wherever the context so indicates or requires.

    l.   Arbitration.  Except with respect to equitable remedies which may be difficult for an arbitrator to enforce, any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by binding arbitration conducted in Sacramento, California by an arbitration service mutually agreeable to the parties, in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. Nothing contained herein is intended or shall be construed so as to limit the equitable remedies which a party may seek through judicial proceedings.

    m.  Attorneys' Fees.  In the event of the bringing of any action by either party hereto against the other arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE RICEX COMPANY a Delaware corporation (the "Company")
By:	/s/ DANIEL L. MCPEAK, SR. Daniel L. McPeak, Sr. Chief Executive Officer
/s/ DR. GLENN H. SULLIVAN Dr. Glenn H. Sullivan ("Contractor")

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CONTRACT FOR SERVICES